UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2017

TELIGENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Lincoln Avenue
Buena, New Jersey 08310
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (856) 697-1441

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐                        Accelerated filer ☒
Non-accelerated filer ☐                        Smaller reporting company ☐
(Do not check if a smaller reporting company)      Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d) Effective September 15, 2017, the Board of Directors (the “Board”) of Teligent, Inc. (the “Company”) approved the appointment of Thomas Sabatino Jr., to serve as a member of the Board. Mr. Sabatino has also been appointed to serve as a member of the Company’s Audit Committee of the Board.

There are no arrangements or understandings between Mr. Sabatino and any other person pursuant to which Mr. Sabatino was appointed as a director. There are no transactions to which the Company is a party and in which Mr. Sabatino has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K.

Mr. Sabatino will be compensated for his service on the Board in accordance with the Company’s director compensation policy and will be reimbursed for reasonable expenses incurred in connection with his service on the Board. In addition, the Company will enter into its standard form of director and officer indemnification agreement with Mr. Sabatino.

Item 8.01 Other Events.

The Company issued a press release in connection with the appointment of Mr. Sabatino to the Board. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

99.1	Press release of Teligent, Inc. dated September 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELIGENT, INC.

By:	/s/ Jenniffer Collins
Name:	Jenniffer Collins
Title:	Chief Financial Officer

Date: September 18, 2017

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